                          BCB-Your Community Bank                                      Contact: Thomas Coughlin,
President & CEO
Thomas Keating, CFO
(201) 823-0700

BCB Bancorp, Inc. Earnings increase 43 Percent to $4.6 Million in the Third Quarter of 2018
Declares Quarterly Cash Dividend of $0.14 Per Share

BAYONNE, N.J., October 19, 2018 -- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank"), today reported net income increased $1.4 million, or 42.8 percent to $4.6 million, or $0.27 per diluted share, in the third quarter of 2018, compared to $3.2 million, or $0.25 per diluted share, in the third quarter of 2017. In the second quarter of 2018, net income was $2.3 million, or $0.13 per diluted share, with $2.0 million of acquisition-related expenses.
In the first nine months of 2018, net income increased by $2.9 million, or 33.5 percent, to $11.5 million, compared to $8.6 million in the first nine months of 2017. Year-to-date operating results were impacted by $2.3 million of acquisition related expenses compared with no acquisition expenses in the first nine months of 2017.
The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable November 16, 2018, to common shareholders of record on November 2, 2018.
 "Our third quarter financial results reflect the stability and strength of our banking franchise, managing our position in a rising rate environment, and the lower corporate tax rates enacted last year," stated Thomas Coughlin, President and Chief Executive Officer. "In addition to solid organic growth, our successful acquisition and integration of IA Bancorp earlier this year has contributed to our increased net interest income. We remain focused on competing for business in our local markets and looking for additional growth opportunities."
The IA Bancorp acquisition, which was completed during the second quarter of 2018, added approximately $215.8 million in assets, $178.4 million in deposits and $182.5 million in net loans.
Third Quarter 2018 Financial Highlights
•	Net income was $4.6 million, or $0.27 per diluted share, in 3Q18, compared to $3.2 million, or $0.25 per diluted share in 3Q17.
•	Net interest income, before the provision for loan losses, increased 28.9 percent to $20.1 million in the current quarter compared to $15.6 million in the third quarter a year ago.
•	Net interest margin was 3.22 percent in the third quarter and 3.50 percent in the third quarter a year ago.
•	Total assets increased 40.9 percent to $2.638 billion at September 30, 2018, compared to $1.872 billion a year earlier.
•	Net loans receivable increased 37.4 percent to $2.225 billion at September 30, 2018, compared to $1.619 billion a year earlier.
•	Allowance for loan loss as a percentage of non-accrual loans was 193.9 percent, as compared to 108.8 percent at September 30, 2017.
•
Issued $33.5 million of subordinated debt in July, 2018 to support our growth and strengthen our capital position. For regulatory purposes, treated as Tier 1 capital for the Bank and Tier 2 capital for the Company.

•	Tangible book value was $10.81 at September 30, 2018.
•	Declared a quarterly cash dividend to shareholders of $0.14 per share.

Balance Sheet Review
Total assets increased by $766.1 million, or 40.9 percent, to $2.638 billion at September 30, 2018 from $1.872 billion at September 30, 2017. The increase in total assets included the acquisition of IAB, which added approximately $215.8 million in assets.

Loans receivable increased by $105.2 million, or 5.0 percent, to $2.225 billion at September 30, 2018 compared to $2.120 billion at June 30, 2018, and increased by $605.8 million, or 37.4 percent, compared to September 30, 2017. The increase in loans over the prior year resulted from the acquisition of IAB, which approximated $182.6 million in the fair value of loans added, and an increase of $423.2 million, excluding those acquired in the merger. The organic growth in loans for the nine months ended September 30, 2018, represented increases of $440.4 million in commercial real estate and multi-family loans, $71.5 million in commercial business loans, $26.0 million in home equity loans, $25.1 million in construction loans, and $22.4 million in residential one-to-four family loans. The allowance for loan losses was $21.5 million, or 193.9 percent of non-accruing loans and 0.96 percent of gross loans, at September 30, 2018 as compared to an allowance for loan losses of $20.6 million, or 191.8 percent of non-accruing loans and 0.96 percent of gross loans at June 30, 2018 and $18.4 million, or 108.8 percent of non-accruing loans and 1.13 percent of gross loans a year ago.
Total cash and cash equivalents increased by $26.3 million to $206.7 million at September 30, 2018, from $180.4 million three months earlier, primarily due to the Company's strategy to further strengthen liquidity and our deposit base. Total securities available for sale decreased by $7.5 million to $127.9 million at September 30, 2018, from $135.4 million three months earlier.
Deposit liabilities increased by $131.7 million, or 6.6 percent, to $2.117 billion at September 30, 2018, from $1.985 billion at June 30, 2018, and increased by $570.5 million, or 36.9 percent, compared to $1.546 billion a year ago. The increases in deposit liabilities related to the acquisition of IAB, which approximated $178.4 million in the balance of deposits added, as well as the continued maturation of the seven branches opened in 2016 as a result of our organic growth initiative. Increases included $370.0 million in certificates of deposit, including listing service and brokered deposits, $76.0 million in non-interest bearing deposit accounts, $49.7 million in money market checking accounts, $48.1 million in NOW deposit accounts, and $3.4 million in savings and club accounts for the nine months ended September 30th, 2018, compared to year end. The Company utilizes listing service and brokered certificates of deposit as additional sources of deposit liquidity to fund loan growth, which totaled $40.9 million and $204.0 million, respectively, at September 30, 2018.
Debt obligations decreased by $11.8 million, or 3.6 percent, to $312.3 million at September 30, 2018 from $324.1 million at June 30, 2018, and increased by 170.2 million, or 119.8 percent, compared to $142.1 million a year ago. The year-over-year increases are the net result of the issuance of new FHLB advances and scheduled maturities of FHLB advances, and the issuance of $33.5 million of subordinated debentures in a private placement in July 2018. The purpose of the FHLB borrowings reflected the use of long-term advances to augment deposits as the Company's funding source for originating loans and investing in investment securities. The weighted average interest rate of borrowings was 2.21 percent at September 30, 2018. The issuance of subordinated debt was to maintain adequate capital ratios.
Stockholders' equity increased by $18.2 million, or 10.2 percent to $195.8 million at September 30, 2018, from $177.6 million at September 30, 2017.  The increase in stockholders' equity was primarily attributable to an increase in additional paid-in capital of $17.4 million from common stock and preferred stock issued as part of the acquisition of IAB. Retained earnings increased by $4.1 million to $35.7 million at September 30, 2018 from $31.6 million a year ago. Accumulated other comprehensive loss increased $4.3 million to $6.5 million at September 30, 2018 from $2.2 million a year ago.

Third Quarter Income Statement Review
Net interest income increased by $4.5 million, or 28.9 percent, to $20.1 million for the third quarter of 2018 from $15.6 million for the third quarter of 2017. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $718.5 million, or 40.4 percent, to $2.497 billion for the third quarter of 2018 from $1.779 billion for the third quarter a year ago. Net interest margin was 3.22 percent for the third quarter of 2018 compared to 3.50 percent for the third quarter a year ago. "The decrease in the net interest margin was the result of the rising rate environment, with the increase in the cost of funds outpacing the return on interest earning assets for the short term," said Coughlin.
Interest income on loans receivable increased by $7.6 million, or 41.4 percent, to $26.0 million for the third quarter of 2018 from $18.4 million for the third quarter of 2017. The increase was primarily attributable to an increase in the average balance of loans receivable of $573.5 million, or 35.6 percent, to $2.184 billion for the third quarter from $1.610 billion for the third quarter a year ago, as well as an increase in the average yield on loans of 20 basis points to 4.77 percent for the third quarter from 4.57 percent for the third quarter a year ago. The increase in the average balance of loans receivable was in accordance with the Company's growth strategy, which included growing the Bank's geographic footprint and the acquisition of IAB, while the increase in the average yield on loans relates to the rising rate environment.

Interest income on securities increased by $249,000, or 35.9 percent, to $943,000 for the third quarter of 2018 from $694,000 for the third quarter of 2017. This increase was primarily due to an increase in the average balance of securities of $52.7 million, or 55.0 percent, to $148.5 million for the third quarter from $95.8 million for the third quarter a year ago, partly offset by a decrease in the average yield on securities of 36 basis points to 2.54 percent for the third quarter from 2.90 percent for the third quarter a year ago. The increase in the average balance of securities relates to the Company's strategy to further strengthen its liquidity position, while the decrease in the yield on securities related to the mix of investments in the portfolio.
Third quarter interest income on other interest-earning assets increased by $696,000, or 222.4 percent, to $1.0 million, from $313,000 for the third quarter of 2017. This increase was primarily due to an increase in the average yield on other interest-earning assets of 72 basis points to 2.45 percent for the third quarter from 1.72 percent for the third quarter a year ago, as well as an increase in the average balance of other interest earning assets of $92.3 million, or 127.0 percent, to $164.9 million for the third quarter from $72.6 million for the third quarter a year ago. The increase in the average balance of other interest-earning assets is consistent with the Company's strategy of maintaining strong levels of liquidity. The increase in the average yield on other interest-earning assets correlates to the increases in the fed funds rate that have occurred over the last 12 months.
Total interest expense increased by $4.1 million, or 105.9 percent, to $7.9 million for the third quarter of 2018 from $3.8 million for the third quarter of 2017. This increase resulted, primarily, from an increase in the average balance of interest-bearing liabilities of $607.3 million, or 40.9 percent, to $2.092 billion for the third quarter from $1.484 billion for the third quarter of 2017, as well as an increase in the average rate on interest-bearing liabilities of 48 basis points to 1.51 percent for the third quarter of 2018 from 1.03 percent for the third quarter a year ago.
Total non-interest income increased by $219,000, or 13.4 percent, to $1.8 million for the third quarter of 2018 from $1.6 million for the third quarter of 2017. The increase in total non-interest income mainly related to an increase in the amount of fees and service charges of $343,000, to $1.1 million for the third quarter of 2018 from $749,000 for the third quarter of 2017, an increase in gains on sales of loans of $198,000 to $738,000 for the third quarter of 2018 from $540,000 for the third quarter a year ago, partly offset by a decrease in gains on sale of OREO properties of $208,000 to $14,000 for the third quarter of 2018 from $222,000 for the third quarter of 2017. The increases in non-interest income over the prior year are largely attributable to the inclusion of IAB since the merger in April 2018.

Third quarter non-interest expense increased by $3.1 million, or 27.4 percent, to $14.4 million for the third quarter of 2018 from $11.3 million for the third quarter of 2017. Salaries and employee benefits expense increased by $1.2 million, or 20.8 percent, to $7.1 million for the third quarter from $5.9 million for the third quarter a year ago. Other non-interest expense increased by $985,000, or 65.7 percent, to $2.5 million for the third quarter of 2018 from $1.5 million for the third quarter a year ago. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses. Occupancy expense increased by $452,000, or 22.2 percent, to $2.5 million for the third quarter of 2018 from $2.0 million for the third quarter of 2017. Data processing expense increased by $239,000, or 34.0 percent, to $942,000 for the third quarter from $703,000 for the third quarter of 2017. Regulatory assessment expense increased by $101,000, or 31.8 percent, to $419,000 for the third quarter from $318,000 for the third quarter a year ago. The increases in non-interest expense over the prior year are largely attributable to the inclusion of IAB costs since the merger in April 2018.
The income tax provision decreased by $140,000, or 6.4 percent, to $2.0 million for the third quarter of 2018 from $2.2 million for the third quarter of 2017. The decrease in the income tax provision comes as a result of the lower tax provision as mandated by enactment of the Tax Cuts and Jobs Act of 2017, which lowered the federal corporate tax rate from 34% to 21% beginning in 2018, and due to higher taxable income for the three months ended September 30, 2018 as compared to that same period for 2017. The consolidated effective tax rate for the third quarter of 2018 was 30.8 percent compared to 40.4 percent for the third quarter of 2017.

Year to Date Income Statement Review
Net interest income increased by $11.3 million, or 24.9 percent, to $56.5 million for first nine months of 2018 from $45.2 million for the first nine months of 2017. Net interest margin was 3.34 percent for the nine-month period ended September 30, 2018 and 3.46 percent for the nine-month period ended September 30, 2017. The decrease in the net interest margin was the result of faster paced cost of funds in this rising rate environment than with returns on interest-earning assets.
Total interest expense increased by $6.4 million, or 54.9 percent, to $18.1 million for the first nine months of 2018 from $11.7 million for the same period a year earlier. This increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $408.6 million, or 27.8 percent, to $1.877 billion for the first nine months of 2018 from $1.468 billion for the same period a year ago, as well as an increase in the average rate on interest-bearing liabilities of 33 basis points to 1.29 percent for the nine months of 2018 from 0.96 percent for the same period a year earlier.
Total non-interest income increased by $833,000, or 14.0 percent, to $6.8 million for the first nine months of 2018 from $6.0 million for the first nine months of 2017. The increase in total non-interest income was mainly related to an increase in other non-interest income of $2.1 million to $2.4 million from $307,000 for the same period a year earlier. The increase in other non-interest income was mainly attributed to $2.0 million received from a legal settlement in the first quarter of 2018. The increase in total non-interest income was partly offset by a decrease in the gains on sale of OREO properties of $1.6 million, which represented gains for the nine months ended September 30, 2017.
Total non-interest expense increased by $7.4 million, or 21.1 percent, to $42.4 million for the first nine months of 2018 from $35.0 million for the same period a year earlier. Merger-related costs were $2.3 million for the first nine months of 2018, with no comparable figure for the nine-month period a year earlier. The increases in non-interest expense over the prior year are largely attributable to the inclusion of IAB costs since the merger in April 2018.
Asset Quality
At September 30, 2018, past due loans increased by $1.6 million, or 3.6 percent, compared to June 30, 2018.
Non-accruing loans totaled $11.1 million, or 0.49 percent of gross loans at September 30, 2018, compared to $10.8 million, or 0.50 percent of gross loans at June 30, 2018, and $17.0 million, or 1.03 percent of gross loans, a year earlier.
Performing troubled debt restructured loans that were not included in nonaccrual loans at September 30, 2018, were $20.6 million, compared to $20.7 million at June 30, 2018 and $19.0 million at September 30, 2017. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans.
Other real estate owned (OREO) totaled $1.2 million at September 30, 2018, compared to $1.2 million at June 30, 2018, and $1.4 million at September 30, 2017.
The third quarter provision for loan losses was $907,000, compared to $2.1 million in the preceding quarter and $511,000 in the third quarter a year ago. The allowance for loan losses was $21.5 million, or 0.96 percent of gross loans at September 30, 2018, compared to $20.6 million, or 0.96 percent of gross loans at June 30, 2018, and $18.4 million, or 1.12 percent of gross loans a year ago.  As of September 30, 2018, the allowance for loan losses represented 193.9 percent of nonaccrual loans compared to 191.8 percent three months earlier, and 108.8 percent one year earlier.  Net charge-offs were $43,000 in the third quarter, compared to net recoveries of $243,000 in the preceding quarter and net charge-offs of $26,000 in the third quarter a year ago.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Manhattan. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.

Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
In addition to factors previously disclosed in the Company's reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	September 30,	December 31,
	2018	2017

ASSETS
Cash and amounts due from depository institutions	$32,459	$16,460
Interest-earning deposits	174,251	107,775
Total cash and cash equivalents	206,710	124,235

Interest-earning time deposits	980	980
Debt securities available for sale	119,811	114,295
Equity investments	8,052	8,294
Loans held for sale	1,772	1,295
Loans receivable, net of allowance for loan losses
of $21,504 and $17,375 respectively	2,225,001	1,643,677
Federal Home Loan Bank of New York stock, at cost	14,755	10,211
Premises and equipment, net	20,392	18,768
Accrued interest receivable	8,635	6,153
Other real estate owned	1,232	532
Deferred income taxes	11,607	5,144
Goodwill	5,223	-
Other assets	13,698	9,253
Total Assets	$2,637,868	$1,942,837

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$276,998	$201,043
Interest bearing deposits	1,839,626	1,368,327
Total deposits	2,116,624	1,569,370
FHLB advances	275,800	185,000
Subordinated debt	36,519	4,124
Other liabilities and accrued interest payable	13,162	7,889
Total Liabilities	2,442,105	1,766,383

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized;
issued and outstanding 7,807 shares of series C 6%, series D 4.5%, (liquidation value $10,000 per share)
and series F 6% (liquidation value $1,000 per share) noncumulative perpetual preferred stock at September 30, 2018 and 1,342 shares of series C 6% and series D 4.5% (liquidation value $10,000 per share)
noncumulative perpetual preferred stock at December 31, 2017	-	-
Additional paid-in capital preferred stock	19,706	13,241
Common stock: no par value; 20,000,000 shares authorized; issued 18,313,476 and 17,572,942 at September 30, 2018 and December 31, 2017, respectively, outstanding 15,782,713 shares and
15,042,179 shares, at September 30, 2018 and December 31, 2017, respectively	-	-
Additional paid-in capital common stock	175,970	164,230
Retained earnings	35,693	31,241
Accumulated other comprehensive (loss)	(6,490)	(3,142)
Treasury stock, at cost, 2,530,763 shares at September 30, 2018 and December 31, 2017	(29,116)	(29,116)
Total Stockholders' Equity	195,763	176,454

Total Liabilities and Stockholders' Equity	$2,637,868	$1,942,837

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, Except for Per Share Amounts, Unaudited)

		Three Months Ended September 30,					Nine Months Ended September 30,
			2018		2017		2018	2017

Interest income:
Loans, including fees			$26,019		$18,399		$69,588	$53,967
Mortgage-backed securities			827		581		2,363	1,712
Municipal bonds and other debt			116		113		416	377
FHLB stock and other interest earning assets			1,009		313		2,242	874
Total interest income			27,971		19,406		74,609	56,930

Interest expense:
Deposits:
Demand			1,130		700		2,902	2,050
Savings and club			116		100		318	299
Certificates of deposit			4,591		2,284		10,726	6,437
			5,837		3,084		13,946	8,786
Borrowings			2,054		748		4,153	2,902
Total interest expense			7,891		3,832		18,099	11,688

Net interest income			20,080		15,574		56,510	45,242
Provision for loan losses			907		511		4,309	1,785

Net interest income after provision for loan losses			19,173		15,063		52,201	43,457

Non-interest income:
Fees and service charges			1,092		749		2,773	2,383
Gain on sales of loans			738		540		1,897	1,611
Loss on bulk sale of impaired loans held in portfolio			-		-		(24)	-
Gain on sales of other real estate owned			14		222		4	1,570
Gain on sale of investment securities			-		97		-	97
Unrealized loss on equity investments			(82)		-		(242)	-
Other			90		25		2,393	307
Total non-interest income			1,852		1,633		6,801	5,968

Non-interest expense:
Salaries and employee benefits			7,156		5,925		20,548	17,893
Occupancy and equipment			2,490		2,038		7,028	6,185
Data processing and service fees			942		703		2,499	2,034
Professional fees			437		491		1,475	2,237
Director fees			192		198		594	576
Regulatory assessments			419		318		948	1,010
Advertising and promotional			129		117		314	375
Other real estate owned, net			22		9		213	64
Merger related costs			119		-		2,303	-
Other			2,485		1,500		6,460	4,635
Total non-interest expense			14,391		11,299		42,382	35,009

Income before income tax provision			6,634		5,397		16,620	14,416
Income tax provision			2,040		2,180		5,081	5,773

Net Income			$4,594		$3,217		$11,539	$8,643
Preferred stock dividends			263		166		691	449
Net Income available to common stockholders			$4,331		$3,051		$10,848	$8,194

Net Income per common share-basic and diluted
Basic			$0.27		$0.25		$0.70	$0.71
Diluted			$0.27		$0.25		$0.69	$0.70

Weighted average number of common shares outstanding
Basic			15,789		12,142		15,482	11,572
Diluted			15,896		12,226		15,609	11,664
	Financial condition data by quarter
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017

	(In thousands, except tangible book value)
Total assets	$2,637,868	$2,516,564	$2,082,313	$1,942,837	$1,871,740	$1,815,843
Cash and cash equivalents	206,710	180,445	137,334	124,235	97,618	75,047
Securities available for sale	127,863	135,425	127,324	122,589	100,077	105,803
Loans receivable, net	2,225,001	2,119,829	1,764,597	1,643,677	1,619,245	1,577,181
Deposits	2,116,624	1,984,876	1,691,353	1,569,370	1,546,148	1,496,260
Borrowings	312,319	324,124	204,124	189,124	142,124	178,124
Stockholders' equity	195,763	194,076	177,386	176,454	177,568	132,781
Tangible Book Value	10.81	10.71	10.90	10.85	10.93	10.58

	Operating data by quarter
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017

	(In thousands, except for per share amounts)
Net interest income	$20,080	$19,990	$16,440	$16,642	$15,574	$15,063
Provision for loan losses	907	2,060	1,342	325	511	776
Non-interest income	1,852	1,563	3,386	1,515	1,633	2,022
Non-interest expense	14,391	15,980	12,011	12,035	11,299	12,148
Income tax expense	2,040	1,200	1,841	4,458	2,180	1,648
Net income	$4,594	$2,313	$4,632	$1,339	$3,217	$2,513
Net income per share	$0.27	$0.13	$0.30	$0.08	$0.25	$0.21
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Return on average assets	0.72%	0.40%	0.92%	0.28%	0.70%	0.56%
Return on average stockholder's equity	9.44%	4.90%	10.48%	3.01%	9.17%	7.90%
Net interest margin	3.22%	3.52%	3.34%	3.56%	3.50%	3.45%
Stockholder's equity to total assets	7.42%	7.71%	8.52%	9.08%	9.49%	7.31%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Non-Accrual Loans	$11,093	$10,763	$10,619	$13,036	$16,958	$15,456
Non-Accrual Loans as a % of Total Loans	0.49%	0.50%	0.60%	0.78%	1.03%	0.97%
ALLL as % of Non-Accrual Loans	193.85%	191.79%	172.68%	133.28%	108.79%	116.23%
Impaired Loans	47,251	50,899	36,199	37,786	40,992	43,326
Classified Loans	30,179	33,605	20,299	21,730	26,663	27,422

Transmitted on Globe Newswire on October 19, 2018 at 4:00 p.m. Eastern Time.